Exhibit 99.1
Press Release
For Immediate Release

Independent Bank Group, Inc. Announces Senior Leadership Changes

McKinney, Texas, April 21, 2016 – Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced changes to its executive leadership team. The changes include the addition of James C. White as Executive Vice President and Chief Operations Officer, the resignation of James D. Stein from his position as Vice Chairman/CEO – Houston Region and director, the promotion of Clay H. Hoster to serve as Chairman – Houston Region of Independent Bank, and changes in titles and responsibilities of Torry Berntsen and Jan Webb.

Chairman of the Board and CEO David R. Brooks said, “We have restructured our executive leadership team as we prepare for the next phase of growth at Independent Bank. I am excited about adding an experienced executive in Jim White who brings a background as COO of another high growth, high performing Texas regional bank. His leadership on the operating side of the Bank will add materially to our ability to accomplish our strategic plan and goals.”

James White has over thirty years’ experience in the banking industry. White has held a variety of management positions in finance, operations, product development, strategic planning, compliance and information technology. Prior to joining Independent Bank, White worked 15 years at Texas Capital Bank, directing that bank’s key operational areas. White led a team of over 600 employees in five major markets in Texas. White will serve as Executive Vice President and Chief Operations Officer of the Company and Independent Bank and will oversee all of Independent Bank’s operational areas including treasury management, branch administration and technology.

Brooks also stated, “It is with deep regret that Jim Stein has informed me that after much contemplation and reflection, he has decided to resign from the Company and Independent Bank boards as well as his position on our executive leadership team. Jim reminded me of our initial conversation when we acquired Bank of Houston two years ago that he would commit to us for two years but was unsure as to what the future would hold for him after those two years. I respect his decision and am pleased that he has agreed to remain available to me to assist during the transition. We thank Jim for all he has done for our Company and wish him continued success in his future endeavors.”

James D. Stein commented, “David has been great to work with and, as a significant shareholder in the Company, I am very excited about his vision for the Company’s future. After spending the last 12 years building this business, I just felt it was the right time for me to step aside. David was very understanding and respectful of my decision to pursue the next professional chapter in my career and I will be eternally grateful to David and all of my coworkers, customers, friends and shareholders for their support. I will continue to support Independent Bank in any way I can in the years ahead and wish the Company much continued success.”

Clay H. Hoster, currently Vice Chairman – Houston Region, will step into the role of the senior market executive of Independent Bank’s Houston Region.

As part of these changes, Torry Berntsen will now serve as President of the Company and continue to oversee the Company’s investment banking and correspondent relationships and manage institutional investor relations and work with the CFO in capital markets transactions. Jan Webb will serve as corporate Secretary of the Company and Independent Bank and manage the Company’s relationship with its transfer agent. Brooks said “Jan Webb has served in many senior roles with me over the last 30 years and was beside me as we built Independent Bank from $50 million in assets in 1987 to over $5.3 billion today, including as CFO and COO. Her dedication, professionalism and compassion have made her a favorite of our colleagues and invaluable to me as a senior executive and advisor. She will continue to serve in an important role going forward, albeit one that allows her to better balance her personal goals with her desire to continue to be part of Independent Bank. She will remain a close advisor and friend in the days ahead. Our Company would not be where it is today without her and I’m deeply grateful.”

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 42 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.

Contacts:

Analysts/Investors:

Torry Berntsen President (972) 562-9004	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004

Media:

Robb Temple Executive Vice President and Chief Administrative Officer (972) 562-9004 rtemple@ibtx.com

Source: Independent Bank Group, Inc.

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